February 8, 2008



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                      Re: Seaway Valley Capital Corporation

To Whom It May Concern:

We have read the statements that we understand Seaway Valley Capital Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

                                            Yours truly,

                                            /s/Rosenberg Rich Baker Berman & Co.